NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (the “Agreement”), dated as of September __, 2008, is by and between [NAME] (the “Stockholder”) and Driftwood Ventures, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Stockholder is the beneficial owner of certain shares of capital stock of Zoo Games, Inc., a Delaware corporation (the “Target”);

WHEREAS, Stockholder is employed by [EMPLOYER] (hereinafter the “Employer”) pursuant to a written employment agreement dated [DATE], (the “Employment Agreement”);

WHEREAS, Parent is acquiring all of the outstanding capital stock and all of the business of Target pursuant to an Agreement and Plan of Merger, dated as of July 7, 2008, by and among Parent, DFTW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, Target and the Representative, as amended (the “Merger Agreement”);

WHEREAS, the Stockholder acknowledges that the businesses conducted by Target prior to the consummation of the transactions contemplated under the Merger Agreement are those of developing, publishing and distributing gaming and packaged entertainment software for use on gaming platforms (collectively, the “Business”), which Business is intensely competitive;

WHEREAS, in connection with the Stockholder’s ownership interest in Target, the Stockholder has obtained specialized knowledge of the Business and has had access to trade secrets, customer lists, data, records, financial information, proprietary methods, personnel information, business secrets, operational methods and other valuable confidential business information in connection with the Business which is not generally publicly available, the disclosure of which would place Parent and its affiliates at a serious competitive disadvantage, and would do serious damage to Parent and its affiliates, financial and otherwise; and

WHEREAS, Target has made significant efforts and incurred significant costs and expenditures in developing relationships with customers, potential customers, suppliers, employees and others, which the Stockholder acknowledges would be irreparably damaged by his competition with Parent.

NOW, THEREFORE, as an inducement to Parent to enter into the Merger Agreement and as a condition to the consummation of the transactions contemplated therein, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Stockholder covenants and agrees with Parent as follows:

SECTION 1. Covenants.

SECTION 1.1 Covenant Against Competition. During the period commencing the date hereof and terminating on the third anniversary of the date of this Agreement, the Stockholder shall not, directly or indirectly, either alone or in association with others, anywhere within the world, other than in the performance of his or her duties as an employee or consultant of Parent or its affiliates:

(a) engage, in any way or to any extent, in the Business;

(b) whether as a principal, consultant, partner or in any other capacity, own, manage, control or participate in the ownership, management or control of, or render services directly related to, any person, corporation, partnership, proprietorship, firm, association or other business entity engaged in any way and to any extent in the Business or any other activities that are competitive with the Business;

(c) induce, request or encourage any employee, consultant, officer or director of Parent or its affiliates to terminate any such relationship with Parent or such affiliate;

(d) employ, cause to be employed, or assist in or solicit the employment of any employee, consultant, officer or director of Parent or its affiliates while any such person is providing services to Parent or its affiliates or within six months after any such person ceases providing services to Parent or its affiliates; or

(e) solicit, divert or appropriate, or assist in or attempt to solicit, divert or appropriate, any customer or supplier, or any potential customer or supplier, of Parent or its affiliates for the purpose of competing with the Business.

Notwithstanding any provision of this Agreement to the contrary, the Stockholder may own, directly or indirectly, securities of any entity having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which engages in a business competitive with the Business, provided that the Stockholder does not, directly or indirectly, individually or in the aggregate (including without limitation by being a member of a group within the meaning of Rule 13d-5 under the Exchange Act) own beneficially or of record more than one percent (1%) of any class of securities of such entity. For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed to such term in Rule 405 under the Securities Act of 1933, as amended.

Notwithstanding anything to the contrary set forth in Section 1.1 above, if the Shareholder’s employment under the Employment Agreement is terminated by the Employer without cause or by the Stockholder due to a material breach by the Employer of the Employment Agreement, then this Section 1.1(a) and Section 1.1(b) shall apply to the Stockholder only for so long as the Stockholder is receiving severance pay due under the Employment Agreement or Base Salary pursuant to the following sentence. Notwithstanding anything to the contrary in the Employment Agreement, the Employer shall have the right to pay the Stockholder his Base Salary to extend the period of non-competition for as long as Employer determines, in the sole exercise of its discretion, but in no event beyond the Term Expiration Date.

This Agreement shall survive and be enforceable whether or not any compensatory payment is made if the Stockholder’s employment is terminated (i) for cause or (ii) if the Stockholder resigns for any reason other than a material breach by the Employer of the Employment Agreement.

SECTION 1.2 Covenant Regarding Confidentiality. The Stockholder shall maintain in confidence and shall not, without the prior written consent of Parent, use, disclose or give to others, any fact or information regarding the business of Parent and its affiliates (including the Business), which is not generally available to the public (including but not limited to information and facts concerning business plans, cost and pricing policies, customers, customer profiles, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, vendor lists, documentation, algorithms, software methodologies, source code listings, inventions or any other technical, trade or business secret or confidential or proprietary information of Parent, any customer or supplier of Parent or the affiliated entities of Parent, or of any third party provided to the Stockholder in the course of the Stockholder’s relationship with Parent. Notwithstanding anything contained herein to the contrary, the foregoing restrictions shall not apply to any information which is: (a) presently publicly available or a matter of public knowledge, public record or public domain generally; (b) lawfully received by the Stockholder from a third party who is or was not bound in any confidential relationship to Parent; (c) is or becomes generally available to the public through no act or omission of, or breach of this Agreement by the Stockholder; (d) approved for release by written authorization of Parent, but only to the extent of such authorization; (e) required by law or regulation to be disclosed, but only to the extent, and for the purposes of, such required disclosure; or (f) disclosed in response to a valid order of a court or other governmental body of any country or jurisdiction in which the Stockholder is performing services for Parent, or any political subdivisions or agencies thereof, but only to the extent of, and for the purposes of, such order, and in the case of clauses (e) and (f) only if the Stockholder first notifies Parent of the order and permits Parent a reasonable opportunity, to the extent practicable, to seek a protective order.

SECTION 2. Rights and Remedies Upon Breach. In the event the Stockholder breaches or threatens to commit a breach of any provision of this Agreement, Parent shall have the following rights and remedies each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights and remedies available to Parent under law or in equity.

SECTION 2.1 Specific Performance. The right and remedy to have the provisions of this Agreement specifically enforced by injunctive relief in any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Agreement would cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

SECTION 2.2 Accounting. The right and remedy to require the Stockholder to account for and pay over to Parent all profits, monies, accruals, increments or other benefits, if any, derived or received by the Stockholder as the result of any transactions constituting a breach of this Agreement.

Section 2.3  Money Damages. The right and remedy to recover money damages insofar as they can be determined.

SECTION 3. Judicial Modification. The parties acknowledge and agree that the provisions of this Agreement are reasonable and valid in duration and scope and in all other respects. The Stockholder recognizes that Parent will operate the Business nationally and internationally and that the provisions of this Agreement are necessary in order to protect the legitimate business interests of Parent. If any court of competent jurisdiction determines that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. The 3-year restrictive period set forth in Section 1 above shall be extended by the length of any period of time during such restrictive period during which the Stockholder is engaging in conduct in violation of the non-competition covenant set forth Section 1.

SECTION 4. Severability. The parties acknowledge and agree that, in the event that any of the provisions of this Agreement are determined, notwithstanding Section 3 herein, to be invalid or unenforceable, the remainder of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

SECTION 5. Waiver. The waiver or consent by Parent of any breach by the Stockholder of any provision of this Agreement shall not operate as or be construed as a waiver or consent of any subsequent breach thereof.

SECTION 6. Amendment. This Agreement may be amended, modified, or terminated only by a written instrument executed by the parties hereto.

SECTION 7. Successors and Assigns. Parent may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Business. The Stockholder’s rights and obligations under this Agreement may not be assigned without the prior written consent of Parent. This Agreement shall be binding upon and inure to the benefit of Parent, its successors and permitted assigns. This Agreement shall be binding upon the Stockholder and the Stockholder’s successors and permitted assigns.

SECTION 8. Applicable Law; Forum; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the conflict of law principles thereof. The Stockholder and Parent each hereby: (a) consents to submit itself to the personal jurisdiction of the state courts of the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement other than in the state courts in the State of Delaware (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement and (e) consents to service of process by delivery pursuant to Section 11 hereof. Without in any way limiting the provisions of Section 2 hereof, Parent and the Stockholder agree to attempt to resolve disputes between them arising hereunder through good faith negotiations carried out by authorized representatives of the parties in an attempt to reach a prompt resolution of any such dispute.

SECTION 9. Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this Agreement or any of its provisions.

SECTION 10. Attorney’s Fees. Each party shall bear its own fees, cost and expenses in any action at law or in equity (including arbitration) brought to enforce or interpret the terms of this Agreement. Nothing contained herein, however, shall prevent a party from seeking reimbursement for reasonable attorney’s fees, costs and disbursements in any such action.

SECTION 11. Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

If to Parent:	Driftwood Ventures, Inc.
2121 Avenue of the Stars, Suite 2550
Los Angeles, California 90067
Attention: Chief Executive Officer
Telephone: (310) 601-2500
Facsimile: (310) 277-2741

With a copy to:	Kenneth R. Koch, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Telephone: (212) 935-3000
Facsimile: (212) 983-3115

If to the Stockholder:	[ADDRESS]

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.

SECTION 12. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 13  Employment Agreement. Nothing contained herein shall be deemed to have amended the Employment Agreement in any way.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Non-Competition Agreement under seal as of the day and year first above written.

PARENT:

DRIFTWOOD VENTURES, INC.

By:
Name:
Title:

STOCKHOLDER:

By:
[NAME]